EXHIBIT 4.3

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

         We have issued our report dated October 5, 1998 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 306 (California IM-IT and Virginia Quality Trust) as of October 5, 1998 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants" in Prospectus Part II.

                                   GRANT THORNTON LLP


Chicago, Illinois
October 5, 1998